UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

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CORD BLOOD AMERICA, INC.
(Exact name of registrant as specified in its charter)
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Florida	000-50746	65-1078768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1857 Helm Drive, Las Vegas, NV 89119
(Address of principal executive offices) (Zip Code)

(702) 941-7250
(Registrant’s telephone number, including area code)

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Copies to:
Donald G. Davis, Esq.
Law Offices of Davis & Associates, Inc.
PO Box 12009
Marina Del Rey, CA 90295
Phone: (310) 823-8300
Fax: (310) 301-3370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS

The Company entered into a non binding Letter of Intent with a large Stem Cell Storage provider located in South America on January 27, 2011, for the acquisition of the South American company, contingent upon among other requirements, the Cord Blood’s completion of due diligence, the execution of a binding definitive agreement, and Cord Blood obtaining a firm commitment from an investment banker to provide the capital required by the Company to consummate the acquisition.

The executed Letter of Intent contemplates a purchase price of  up to $10.95 million, of which $5.25 Million is to be paid in cash at closing, and the balance of up to $5.7 million is to be paid out in four quarterly installments contingent on performance of certain earn out criteria set forth in the Letter of Intent.  The agreement also requires Cord Blood Ameirca to make a $150,000 deposit by March 31, 2011.

The Letter of Intent requires that the identity of the target company is to be kept confidential until a definitive acquisition agreement is executed.  Cord Blood is currently in contact with its investment bankers, but there is no assurance that the Company will be successful in arranging the required firm commitment   for the necessary capital for this acquisition on commercially reasonable terms.  At this stage the only document that has been executed is the Letter of Intent, and it specifically states that it is non binding. Further, Cord Blood has initiated, but has not completed its due diligence.  As a result, although management is optimistic, there can be no assurance that this contemplated acquisition will occur, and at this date there is no obligation on the Company’s part to proceed with the acquisition

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.

Date: March 23, 2011	By:	/s/ Matthew L. Schissler
Matthew L. Schissler
Chief Executive Officer

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